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                                                                    EXHIBIT 99.1

For immediate release

  Young Broadcasting Announces Proposed Offering of Senior Subordinated Notes

New York, NY -- February 14, 2001 -- YOUNG BROADCASTING INC. ("YBI") (Nasdaq:
YBTVA) announced today that it intends to offer $500 million of senior subordinated notes due 2011 (the "Senior Subordinated Notes"). The net proceeds from this private placement will be used to redeem all of YBI's outstanding $120 million 11 3/4% senior subordinated notes due 2004 and all of YBI's outstanding $125 million 10-1/8% senior subordinated notes due 2005 and to repay indebtedness under YBI's credit agreement.

The Senior Subordinated Notes will be offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.
The Senior Subordinated Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Senior Subordinated Notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

YBI owns twelve television stations and the national television representation firm, Adam Young, Inc. Six stations are affiliated with the ABC Television Network (WRKN-TV, Nashville TN. - WTEN-TV, Albany, New York - WATE-TV, Knoxville, TN. - WRIC-TV, Richmond, VA. - WTVO-TV, Rockford, IL. - and WBAY-TV, Green Bay, WI.), three that are affiliated with the CBS Television Network (WLNS-TV, Lansing MI. - KLFY-TV, Lafayette, LA. - and KELO-TV, Sioux Falls, SD), and two that are affiliated with the NBC Television Network (KWQC-TV, Davenport, IA. and KRON-TV, San Francisco, CA.). KCAL-TV, Los Angeles, CA. is the only independent VHF station in Los Angeles.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those YBI anticipates. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the reports and documents YBI files from time to time with the Securities and Exchange Commission. YBI is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:  Vincent Young, Chairman, or Jim Morgan, Chief Financial Officer at
(212) 754-7070.